Exhibit 99.2
Under Armour: Third Quarter 2013 Earnings Call, October 24, 2013 (Brad Dickerson)

Thanks, Kevin. I would now like to spend some time discussing our third quarter financial results followed by our updated outlook for 2013 and preliminary thoughts on 2014.

Our net revenues for the third quarter of 2013 increased 26% to $723 million. Apparel grew 26% to $561 million during the quarter from $445 million in the prior year, representing the 16th straight quarter of at least 20% growth for our largest product category.

In Apparel, we continue to perform best when we deliver newness and innovation to the consumer, a powerful dynamic that helped drive average selling prices approximately 5% higher during the quarter. Apparel results benefited through new innovations like the recently introduced ColdGear Infrared technology, expanded platforms in areas such as Storm and Charged Cotton, and enhanced design across both legacy and new offerings. From a product category standpoint, while Training remained our largest category and drove the majority of dollar growth, we experienced strong growth rates in our Running, Hunting, and Mountain categories across genders. We also continued to see momentum in our Women's Studio line, as well as significant growth across our Youth business.

Our Direct-to-Consumer net revenues increased 34% for the quarter, representing approximately 25% of net revenues compared to approximately 24% in the prior year period. In our Retail business, we opened six new Factory House stores during the third quarter, increasing our North American Factory House store base to 112, up 17% from 96 locations at the end of last year's third quarter. We currently expect to open 4 additional Factory House stores during the remainder of the year, bringing our total door count to 116. We are also on track to expand 9 existing locations in 2013 as part of our effort to better service demand with our broader assortment in areas such as Footwear and Women's. Looking at our full-price Brand House stores, we continue to see positive results at our store in Baltimore and will open our second location at Tyson's Corner near Washington D.C. in early November. Our story in our E-Commerce business remains consistent year-to-date: strong results driven in part by positive trends in average order value given our improved inventory positioning across the channel.

Third quarter Footwear net revenues increased 28% to $81 million from $63 million in the prior year, representing just over 11% of net revenues. Running footwear remains the largest contributor to growth with continued expansion of UA Spine and improved penetration across wholesale. We also concluded a successful football season with cleats, led by our expanded Highlight line, where we continued to take market share.

Our Accessories net revenues during the third quarter increased 18% to $64 million from $54 million in the prior year period, led by strong year-over-year gains in both headwear and bags.

International net revenues increased 38% to $44 million in the third quarter and represented 6% of total net revenues, highlighted by strong growth in the EMEA and Asia regions.

Moving on to margins. Third quarter gross margins contracted 30 basis points to 48.4% compared with 48.7% in the prior year's quarter. Two primary factors contributed to this decline during the quarter:

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We experienced higher U.S. import duty exposure on certain products imported in prior periods which were identified and reserved for during the quarter, negatively impacting gross margins by approximately 90 basis points.

•	In addition and as expected, product costs were also impacted by re-sourcing fleece to more reliable, but higher cost suppliers, negatively impacting gross margins by approximately 30 basis points.

Partially offsetting these gross margin headwinds, ongoing supply chain enhancements contributed to lower apparel sales discounts and allowances and air freight expenses, benefiting gross margins by approximately 70 basis points.

Selling, general and administrative expenses as a percentage of net revenues leveraged 120 basis points to 31.7% in the third quarter of 2013 from 32.9% in the prior year's period. Details around the four SG&A buckets are as follows:

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First, Marketing costs decreased to 10.3% of net revenues for the quarter from 11.4% in the prior year period, primarily driven by the planned timing of our global marketing campaigns this year as well as overall expense leverage given our top line performance.

•	Second, Selling costs increased to 8.1% of net revenues for the quarter from 7.9% in the prior year period, primarily driven by the growth in our Direct-to-Consumer business.

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Third, Product Innovation and Supply Chain costs decreased to 7.3% of net revenues for the quarter from 7.5% in the prior year period, primarily driven by a shift from third party distribution facilities in California last year to a consolidated in-house facility this year.

•	Finally, Corporate Services decreased modestly to 6.0% of net revenues for the quarter from 6.1% in the prior year period.

Operating income during the third quarter increased 33% to $121 million compared with $91 million in the prior year period. Operating margin expanded 90 basis points during the quarter to 16.7%.

Our third quarter tax rate of 39.4% was unfavorable to the 36.1% rate in last year's period primarily driven by lapping a state tax credit last year and higher levels of international investment.

Our net income increased 27% to $73 million compared with $57 million in the prior year period. Third quarter diluted earnings per share increased 26% to $0.68 compared to $0.54 last year.

Now moving over to the balance sheet. Total cash and cash equivalents at quarter-end increased 19% to $186 million compared with $157 million at September 30, 2012. Long-term debt, including current maturities, decreased to $54 million at quarter-end from $72 million at September 30, 2012. Inventory at quarter-end increased 59% year-over-year to $497 million compared to $312 million at September 30, 2012. As previously discussed, the normalization of our fleece levels following last year's delivery challenges was a significant driver of a higher inventory growth rate during the third quarter. In addition, we have moved some capacity back to certain suppliers after last year's challenges. In an effort to help smooth capacity with our suppliers, we have brought in some product earlier than otherwise planned.

Our investment in capital expenditures was approximately $23 million for the third quarter. We currently expect 2013 capital expenditures of approximately $95 million, ahead of our prior guidance of the high end of $85 million to $90 million, with the incremental investment driven by international supply chain initiatives and domestic retail marketing.

Now moving onto our updated outlook for 2013. Our prior outlook called for 2013 net revenues of $2.23 billion to $2.25 billion, representing growth of 22% to 23%, and 2013 operating income of $258 million to $260 million, representing growth of 24% to 25%. Based on our current visibility, we are raising our net revenues outlook to approximately $2.26 billion, representing growth of 23%. We are also updating our operating income outlook to approximately $260 million, representing growth of 25%.

Below operating results, we continue to expect a full year effective tax rate of 40.0% to 41.0%, while our full year fully diluted share count is now expected to be approximately 108 million, which is at the low end of our prior range of 108 million to 109 million.

We have several additional updates pertaining to guidance for the balance of the year.

First on Net Revenues. As we have previously outlined, we continue to plan our business assuming comparable weather year-over-year. Due to significant shifts in the timing of shipments, we also expect minimal growth in both Footwear and International during the fourth quarter.

Moving on to Gross Margin. We expect a year-over-year decline in the fourth quarter of approximately 50 basis points with the factors driving this decline consistent with those outlined on last quarter's call.

•	The positive factors include ongoing supply chain improvements following last year's delivery challenges and lapping last year's excess disposition strategy at our outlet stores.

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The negative factors include more expensive re-sourcing of key products, an FX impact on our licensing revenue stream from Japan, and the impact of the previously discussed change in our Canadian import duty methodology.

While we have a lot of moving parts for the quarter, we still expect the full year gross margin rate to improve modestly from the 47.9% level in 2012.

Switching over to our SG&A buckets. In Marketing, based on year-to-date spending trends and leverage from higher revenues, we now expect the full year Marketing expense rate will be closer to 10.8% compared to last year's 11.2% rate. Looking at the other three SG&A buckets in aggregate, we expect expense deleverage during the fourth quarter given higher incentive compensation levels and ongoing investments to support our global growth initiatives. Overall, although we now expect a slight increase in the consolidated SG&A spending rate for the full year, we still expected to achieve a modest operating margin expansion from the 11.4% level achieved in 2012.

As we indicated last quarter, we will remain opportunistic with any additional net revenues or gross margin upside to our plan during the fourth quarter by re-investing in SG&A to help support our growth initiatives in future years. Thus, we expect more ability to improve our operating dollars in the event of better-than-planned results, and not operating margin.

Finally, a little more color on Inventory. The same factors that impacted the third quarter are expected to persist in the fourth quarter. However, we expect the inventory growth rate will ease sequentially in the fourth quarter, though remain higher than sales growth.

Before we turn it over for Q&A, we would also like to provide you with our preliminary outlook for 2014. Based on our current visibility, we anticipate 2014 net revenues and operating income to be at the lower end of our long-term growth targets of 20%-25%. I would emphasize that our focus will remain to drive higher operating income dollar growth balanced with making the right investments to drive our long-term global success.

We wanted to outline two preliminary factors to consider for 2014.

•	For net revenues, we expect accelerated growth rates for Footwear and International with the most significant growth impacts for each expected to incur in the first and fourth quarters.

•	For gross margins, we expect modest full year gains driven by ongoing supply chain efficiencies and partially offset by a less favorable sales mix.

As has been our custom, as we finish up the current year and get more clarity on next year, we will provide more color on 2014 during our fourth quarter earnings call in January.

Forward Looking Statements
Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex, global business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.